Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2016 Equity Incentive Plan, Stock Option Sub-Plan for United States Persons to the 2016 Equity Incentive Plan, 2021 Equity Incentive Plan, Stock Option Sub-Plan for United States Persons to the 2021 Equity Incentive Plan and 2022 Share Incentive Plan of Pagaya Technologies Ltd. (the “Company”) of our report dated April 6, 2022 with respect to the consolidated financial statements of the Company for the year ended December 31, 2021, included in amendment No. 1 to the Registration Statement (Form F-4/A No. 333-264168) and the related Prospectus of the Company filed with the Securities and Exchange Commission.

Tel Aviv, Israel	/s/ Kost Forer Gabbay & Kasierer
June 21, 2022	A Member of Ernst & Young Global